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                                                                   EXHIBIT 23.2



             CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




We have issued our report dated April 17, 1997, (except for Notes B, C-10 and O, as to which the date is May 9, 1997) which includes an explanatory paragraph discussing the factors described in Note B to the financial statements about the Company's ability to continue as a going concern, accompanying the financial statements of Mike's Original, Inc. contained in the Registration Statement on Form SB-2 and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."





GRANT THORNTON LLP




Melville, New York
May 9, 1997